Exhibit 99.1

American States Water Company Announces Approval by the CPUC to Recover Previously Incurred Supply Costs; Golden State Water Company Expected to Recover $2.9 Million

     SAN DIMAS, Calif.--(BUSINESS WIRE)--Oct. 11, 2005--American States Water Company (NYSE:AWR) announced that the California Public Utility Commission ("CPUC") approved an Advice Letter allowing AWR's Golden State Water Company ("GSWC") subsidiary to impose temporary surcharges in their Region III water service area to recover an under-collection of $2.9 million recorded in the supply cost memorandum account between November 2001 and December 2003. The surcharges will go into effect on October 11, 2005 and are expected to recover the $2.9 million over a twelve month period. This will result in an increase to pre-tax income of $2.9 million in the fourth quarter of 2005.
     Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company's Form 10-Q's and Form 10-K's filed with the Securities and Exchange Commission.

     About American States Water Company

     American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,300 customers) and to approximately 12,800 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 22,800 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


     CONTACT: American States Water Company
              Robert J. Sprowls, 909-394-3600